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                                  AMENDMENT TO
                   AMENDED STOCK PURCHASE AND SALE AGREEMENT


        Reference is made to that certain Amended Stock Purchase and Sale Agreement dated April 8, 1997 (the "Stock Purchase Agreement"), by and among Proflight Medical Response, Inc., a Colorado corporation (the "Purchaser"), Air Response South, Inc., a Florida corporation (the "Company"), and Mr. Louis R. Capece, Jr., having an address at 10045 Bayshore Drive, Windermere, Florida 34786 (the "Shareholder").

        In connection with the Purchaser's initial public offering which is pending as of the date hereof, the parties hereby agree to amend the Stock Purchase Agreement as follows:

                Article II. Section 2.1 is hereby amended by changing the amount of $2,000,000, representing the amount of cash payable to the Shareholder by the Purchaser as payment for the shares of the Company, to $800,000.

                Article II, Section 2.2.1 is hereby amended to read as follows:
        "The entire $800,000 shall be due and payable on the date of closing of the IPO."

                Article II, Section 2.2.2 is hereby deleted in its entirety.

                Article IX, Section 9.1 is hereby amended by changing the date of September 1, 1997 to February 16, 1998.

                Exhibit 2.3 to the Stock Purchase Agreement is a Consulting and Non Competition Agreement between the Purchaser and Louis R. Capece, Jr. (the "Consulting Agreement"). The Consulting Agreement is hereby amended as follows:

                Under Section 2, Term, delete the word "first" and replace it with the word "second".

                Under Section 4, Compensation, delete the words "Fifty Two Thousand Dollars ($52,000)"

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                and replace them with the words "One Hundred Thousand Dollars
                ($100,000).

        IN WITNESS WHEREOF, each of the parties hereto has duly executed this amendment as of January 20, 1998.


                                             AIR RESPONSE SOUTH, INC.


                                             By: /s/ Louis R. Capece, Jr.
                                                 ------------------------------
                                                 Louis R. Capece, Jr.
                                                 President


                                             /s/ Louis R. Capece, Jr.
                                             -----------------------------------
                                             Louis R. Capece, Jr.


                                             PROFLIGHT MEDICAL RESPONSE, INC.

                                             By: /s/ Kevin L. Burkhardt
                                                 ------------------------------
                                                 Name:  Kevin L. Burkhardt
                                                 Title: President & CEO



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